AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 14, 2003
                                                     REGISTRATION NO. 333-108761
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                AMENDEMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                           NEW YORK HEALTH CARE, INC.
             (Exact name of registrant as specified in its charter)

                     New York                          11-2636089
            (State or other jurisdiction of          (I.R.S. Employer
           incorporation or organization)          Identification No.)


                              1850 McDonald Avenue
                            Brooklyn, New York 11223
                                 (718) 375-6700
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Jerry Braun
                                    President
                           New York Health Care, Inc.
                              1850 McDonald Avenue
                            Brooklyn, New York 11223
                                 (718) 375-6700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                William J. Davis, Esq.          Michael W. Sanders, Esq.
                Scheichet & Davis, P.C.        20333 S.H. 249, Suite 600
             800 Third Avenue, 29th Floor         Houston, Texas 77070
              New York, New York 10022               (832) 446-2599
                   (212) 688-3200                  (832) 446-2424 Fax
                (212) 371-7634 Fax

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                        CALCULATION OF REGISTRATION FEE

                                 Proposed Maximum     Proposed Maximum
Title of Each Class of             Amount to be      Offering Price Per   Aggregate Offering       Amount of
Securities to be Registered       Registered (1)         Share (2)               Price         Registration Fee
-------------------------------  -----------------  --------------------  -------------------  -----------------


Common Stock, $.01 par value             9,515,035  $              3.88   $        36,918,335  $        2,986.69

(1) Includes (a) up to 7,000,000 shares offered by the registrant, (b) up to 1,000,000 shares offered by a selling shareholder, (c) up to 1,121,452 shares issuable upon exercise of (i) 73,066 $3.00 placement agent warrants,
     (ii) 500,000 $2.50 financial consultant warrants, (iii) 200,000 $1.00 consultant warrants, (iv) 200,000 $1.50 consultant warrants, (v) 7,205 $3.47 placement agent warrants, (vi) 25,528 $3.22 placement agent warrants,
     (vii) 15,653 $3.37 placement agent warrants, (vii) 100,000 $3.69 consultant warrants, and (d) up to 393,583 shares issuable upon conversion of shares of Class A Convertible Preferred Stock.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant's common stock as reported by the Nasdaq SmallCap Market on October 13, 2003.

In accordance with Rule 429 under the Securities Act of 1933, the Prospectus contained in this Registration Statement relates to a total of 9,515,035 shares of the Registrant's Common Stock, 73,066 of which were registered in the Company's Registration Statement on Form S-4 (No. 333-85054) filed with the Securities and Exchange Commission on March 27, 2002, amended on July 19, 2002, September 4, 2002, October 7, 2002 and October 28, 2002, and declared effective on November 1, 2002. An aggregate filing fee of $0.12 was paid on the filing of the initial Registration Statement (No. 333-85054) on March 27, 2002. This Registration Statement, which is a new Registration Statement, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-85054, which shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(a) of the Securities Act of 1933.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  Subject to Completion, dated October 14, 2003

                                   PROSPECTUS

                           NEW YORK HEALTH CARE, INC.

                               9,515,035 SHARES OF
                          COMMON STOCK, $.01 PAR VALUE

This prospectus will allow us to issue up to a total of 7,000,000 shares of our $.01 par value common stock from time to time at prices and on terms to be determined at or prior to the time of the offering. We will provide you with specific terms of any offering in one or more supplements to this prospectus. You should read this document and any prospectus supplement carefully before you invest.

The selling stockholders identified in this prospectus may sell, pursuant to this prospectus, up to 2,515,035 shares of our common stock, including 1,515,035 shares issuable upon exercise of outstanding warrants and conversion of outstanding preferred stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

Our common stock is listed on the Nasdaq SmallCap Market under the symbol "BBAL" and on the Boston Stock Exchange under the symbol "BIB." On October 13, 2003, the last reported sale price of our common stock on Nasdaq was $3.86 per share. Prospective purchasers of common stock are urged to obtain current information as to the market prices of our common stock.

YOU SHOULD CONSIDER CAREFULLY THE RISKS THAT WE HAVE DESCRIBED IN "RISK FACTORS", BEGINNING ON PAGE 5, BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


         The date of this prospectus is October 14, 2003.

                                TABLE OF CONTENTS
                                -----------------

About this Prospectus . . . . . . . . . . . . . . . . . . . . . . . . . .    1
About New York Health Care. . . . . . . . . . . . . . . . . . . . . . . .    2
Risk Factors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Special Note Regarding Forward-looking Statements . . . . . . . . . . . .   16
Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Selling Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . .   17
Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . .   21
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22
Where You Can Find More Information . . . . . . . . . . . . . . . . . . .   23
Incorporation of Documents by Reference . . . . . . . . . . . . . . . . .   23

                              ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration process. Under this shelf process, we may sell up to 7,000,000 shares of our common stock, and the selling stockholders may sell up to 2,515,035 shares of our common stock, including 1,515,035 shares issuable upon exercise of warrants and conversion of outstanding preferred stock, in one or more offerings. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement, the information and documents incorporated by reference and the additional information under the heading "Where You Can Find More Information" before making an investment decision.

This prospectus may not be used by us to consummate sales of common stock, unless it is accompanied by a prospectus supplement. To the extent there are inconsistencies between any prospectus supplement, this prospectus and any documents incorporated by reference, the document with the most recent date will control.

                           ABOUT NEW YORK HEALTH CARE

We were organized as a New York corporation in February 1983. Our principal executive offices are located at 1850 McDonald Avenue, Brooklyn, New York 11223, and our telephone number is (718) 375-6700.

We are engaged in the delivery of home health care services (sometimes referred to herein as the "home health care business") and, following the acquisition of The Bio Balance Corp. ("Bio Balance") in January 2003, the development and planned manufacturing and marketing of a patented, novel, bio-therapeutic agent as a product for the treatment of gastrointestinal diseases and disorders (sometimes referred to herein as the "bio-therapeutic and drug discovery business").

We were initially organized to act as a licensed home health care agency engaged primarily in supplying the services of paraprofessionals who provide a broad range of health care support services to patients in their homes.

Our home health care business operates in all five boroughs of New York City and the counties of Nassau, Westchester, Rockland, Orange, Dutchess, Ulster, Putnam and Sullivan, in the State of New York, and in Jersey City, Edison, Whiting, Toms River, East Orange and Hackensack, New Jersey (under the name Helping Hands Healthcare). Our home health care services are supplied principally pursuant to contracts with health care institutions and agencies such as various county Departments of Social Services, NYC HRA, New Jersey Medicaid, Beth Abraham Health Services in the Bronx and Westchester County, and Kingsbridge Medical Center.

Our primary objective, in our health care business, is to enhance our position in the home health care market by increasing the promotion of our full service and specialty health care capabilities to existing and new referral sources; to expand our markets and enter new markets by establishing additional branch offices and acquiring other related health care businesses; and develop complimentary home health care products and services, as well as maintain our regular training and testing programs, and recruitment activities.

On January 2, 2003, we acquired Bio Balance, a privately-owned Delaware corporation, in a stock-for-stock exchange transaction accounted for as a "reverse acquisition," whereby a wholly-owned subsidiary of the Company merged into Bio Balance (the "Merger").

Bio Balance was incorporated on May 21, 2001 in the State of Delaware under the name "The Zig Zag Corp." and changed its name to The Bio Balance Corp. in September 2001. From its inception, Bio Balance has been a development stage company and has not generated any revenues. Bio Balance's primary objective is to discover, develop and commercialize a family of proprietary, patented, bio-therapeutic based products for use in the treatment of various gastrointestinal disorders.

Bio Balance owns a patented "novel bio-therapeutic" technology and intellectual property, which it employs in a fully developed product for the treatment of gastrointestinal diseases and disorders in animals and humans, including irritable bowel syndrome ("IBS"), certain forms of inflammatory bowel disease ("IBD") and various diarrheas.

Bio Balance's first product, PROBACTRIX(TM), has undergone toxicity and animal studies in established laboratories in Israel and in the former Soviet Union. It has received approval for use as a pharmaceutical in Russia, and as a human food supplement and a veterinary product in Israel where it was available in Israeli pharmacies from August 2000 until July 2001, when Bio Balance entered into an agreement to acquire all rights to the product.

PROBACTRIX(TM) consists of a patented proprietary strain of non-pathogenic (i.e. non-toxic) M-17 Escherichia Coli ("E.coli") bacteria preserved in a proprietary extract formulation. Various clinical studies in the former Soviet Union and in Israel, as well as published scientific articles, support the beneficial effects of non-pathogenic E.coli.

Bio Balance is in the process of complying with applicable requirements for the introduction of its first product, PROBACTRIX(TM), to the United States market as a medical food. Medical foods are not subject to the FDA regulatory criteria and market clearance standards applicable to "drugs." As such, medical foods may be marketed following a self-determination that the product is "generally recognized as safe" (GRAS). Bio Balance commenced the GRAS determination process in the spring of 2002 and presently expects completion of that process by late 2003 or early 2004. Concurrent with the GRAS and medical food determination process, Bio Balance intends to conduct two additional clinical trials to obtain statistically significant data to support marketing efforts before commencing marketing of PROBACTRIX(TM) in the United States.

In order to facilitate Bio Balance's targeted mid-2004 introduction of PROBACTRIX(TM) as a medical food for IBS sufferers, Bio Balance intends to: (1) conduct and complete clinical trials to support both the efficacy and safety of PROBACTRIX(TM), (2) complete the GRAS determination process, (3) enter into agreements to outsource all manufacturing of PROBACTRIX(TM) to a minimum of two established contract manufacturers, (4) enter into agreements to establish an outside sales and marketing organization targeting major pharmaceutical wholesalers through contract professional sales organizations, detailing services and/or co-marketing or out-licensing arrangements with established pharmaceutical companies and providing retail pharmacy support through national retail broker organizations. As of August 1, 2003, Bio Balance's efficacy and safety trials had not yet begun, the GRAS determination process was ongoing and we had not entered into any contracts or other agreements with respect to the manufacture or marketing of PROBACTRIX(TM) and there can be no assurance that we will be successful in achieving our objectives and generating future revenue streams from the sale of PROBACTRIX(TM).

Bio Balance also plans on introducing a version of its product as an OTC drug as well as a pharmaceutical drug, and thereafter market the product in the United States. FDA approval of the product as a pharmaceutical drug is a time consuming and costly process. Bio Balance has not as yet commenced the FDA approval process and does not expect to begin that process before the first quarter of 2004 at the earliest.

In conjunction with its efforts to introduce PROBACTRIX(TM) to the market by mid-2004 and its other efforts to commercialize its technologies and products, since the Merger in January 2003, Bio Balance has (1) assembled its key operational management team with the retention of Dennis O'Donnell - a former executive of Wyeth - as Chief Operating Officer to manage the introduction of PROBACTRIX(TM), Dr. Robert Hoerr as Director of Medical and Regulatory Affairs, and Dr. Eileen Bostwick as Director of Research and Development, (2) presented at various industry conferences initial results of trials undertaken in Israel supporting potential benefits of PROBACTRIX(TM) for the treatment of both IBS and certain forms of IBD and (3) reported results of clinical trials in Russia supporting potential benefits of PROBACTRIX(TM) for treatment of gastrointestinal problems, specifically diarrhea, associated with the administration of chemotherapy and HIV and the treatment of HIV. Based on initial trials conducted to date, Bio Balance intends to file with the FDA investigation new drug applications for the development of prescription drugs for the treatment of both chemotherapy-induced and HIV-induced diarrhea. Pursuit of a new drug application with the FDA can cost $50 million or more and require from 2 years to 5 years or more to complete.

In August 2003, Bio Balance acquired from NexGen Bacterium Inc. all rights to certain proprietary strains of Bacillus that, in clinical testing, have shown natural anti-inflammatory, antibacterial and anti-viral properties. The Company paid $250,000 and issued 1 million shares of common stock as consideration for the rights conveyed by NexGen. The strains acquired from NexGen are expected to serve as a new platform for products in the treatment of various gastrointestinal maladies. This Prospectus, and the registration statement of which this Prospectus is a part, covers the resale of the 1 million shares issued to NexGen.

"BIOBALANCE" and the BIOBALANCE logo are trademarks of The Bio Balance Corp., a wholly-owned subsidiary of New York Health Care, Inc. Other trademarks and trade names appearing in this prospectus are the property of their holders. Our internet website address is http://www.nyhc.com, and all rights thereto, are registered in the name of, and owned by, New York Health Care, Inc. Bio Balance's website address is http://www.thebiobalancecorp.com, and all rights thereto are registered in the name of, and owned by, The Bio Balance Corp. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, which have been filed with the SEC, are available to you free of charge through a hyperlink on our internet website. The information on our website, and the website of Bio Balance, is not intended to be a part of this prospectus. Our web site address, and that of Bio Balance, is included in this document as an inactive textual reference only.

                                  RISK FACTORS

Investing in our securities involves risk. Before making an investment decision, you should carefully consider the following risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described below are not the only ones facing New York Health Care. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, the value of our securities could decline and you could lose all or part of your investment.

RISKS RELATING TO OUR BUSINESS

BIO-THERAPEUTIC AND DRUG DISCOVERY BUSINESS

BIOBALANCE IS NEWLY FORMED, HAS GENERATED NO REVENUES TO DATE AND HAS NO OPERATING HISTORY UPON WHICH IT MAY BE EVALUATED. Bio Balance was incorporated on May 21, 2001, and has generated no revenues from operations or meaningful assets. Bio Balance faces all of the risks inherent in a new business and those risks specifically inherent in the business of manufacturing, introducing and selling a new drug or new product to the market with all of the unforeseen costs, expenses, problems, and difficulties to which such ventures are subject. In July 2001 Bio Balance acquired the intellectual property rights with respect to certain probiotic agents from Danron Ltd., Uprising Investment Ltd., and Kimmey Trading Ltd., each of which was engaged in research, development, marketing or sales of probiotic bacteria and other technology. There can be no assurance that Bio Balance will be able to generate revenues or profits from operation of its business or that Bio Balance will be able to generate or sustain profitability in the future.

FAILURE TO SECURE ADDITIONAL FINANCING COULD RESULT IN IMPAIRED GROWTH AND INABILITY TO OPERATE PROFITABLY. Bio Balance will be required to expend substantial amounts of working capital in order to develop its proposed product and establish the necessary relationships to implement its business plan. Bio Balance believes that the proceeds from its past and proposed private placements, together with available funds will be sufficient to meet the currently anticipated working capital and capital expenditure requirements for at least the next 24 months. If Bio Balance fails to obtain additional financing, Bio Balance's expansion plans would need to be scaled back. Bio Balance has no agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to Bio Balance on acceptable terms or at all.

THE LOSS OF KEY EXECUTIVES OR CONSULTANTS OR THE FAILURE TO HIRE QUALIFIED EMPLOYEES WOULD DAMAGE THE BIO BALANCE BUSINESS. Because of the highly technical nature of its business, Bio Balance depends greatly on attracting and retaining experienced management and highly qualified and trained scientific personnel. Bio Balance's future success will depend on the continued services of its key scientific and management personnel with whom it has entered into various agreements. Bio Balance's management team has only recently been assembled, with the retention during 2003 of Dennis O'Donnell as Chief Operating Officer, Dr. Robert Hoerr as Director of Medical and Regulatory Affairs and Dr. Eileen Bostwick as Director of Research and Development. Bio Balance has also retained the services of Dr. Nellie Kellner, the original inventor of PROBRACTRIX, and has entered into agreements with Medical Instrument Development, Inc. to provide the services of Dr. Harold Jacob and with Dr. Sergei Braun and Dr. Kursheed Jeejeebhoy, each of whom serves on Bio Balance's Medical Advisory Board and/or Technical Advisory Board. Bio Balance competes intensely for these professionals with other companies in its industry. If Bio Balance cannot retain or hire and effectively integrate a sufficient number of qualified scientists and experienced professionals, it would substantially negatively impact its business and its ability to grow its business and develop its products through the clinical trial process. Bio Balance is currently looking for a chief executive officer. There can be no assurance that Bio Balance will be able to procure the services of an experienced and skilled chief executive officer. Bio Balance does not presently maintain key person insurance for any of its key personnel.

BIO BALANCE'S PRODUCTS ARE IN DEVELOPMENT AND MAY NOT SATISFY REGULATORY REQUIREMENTS OR BECOME COMMERCIALLY VIABLE. The product that Bio Balance is researching will require extensive additional development, testing, and investment in order to establish it as a generally recognized as safe (GRAS) medical food prior to commercialization. Bio Balance cannot be sure that its product research and development efforts will be successful, that candidates will enter pre-clinical or clinical studies as anticipated, that Bio Balance will satisfy GRAS or medical food requirements or, if needed, file for regulatory approval, or that any required regulatory approvals will be obtained, or that any products, if introduced, will be commercially successful. Bio Balance has conducted anecdotal and pre-clinical trials only, and has neither established GRAS or medical food status nor applied for nor received any FDA drug approvals to date. The results of these pre-clinical and anecdotal trials on products under development are not necessarily predictive of results that will be obtained from large scale clinical testing. Bio Balance cannot be sure that clinical trials of the products under development will demonstrate the safety and efficacy of such products or will result in a marketable product. In addition, the administration alone or in combination with drugs of any product developed by Bio Balance may produce undesirable side effects in humans. The failure to demonstrate adequately the safety and efficacy of a medical food or therapeutic drug product under development could delay or prevent regulatory approval, where required, and delay or prevent commercial sale of the product, any of which could have a material adverse effect on Bio Balance. In addition, the FDA may contest the GRAS status of the ingredients in PROBACTRIXTM, or contest the status of PROBACTRIXTM as a medical food. Commercial formulation and manufacturing processes have yet to be developed for PROBACTRIXTM. Bio Balance may encounter difficulties in manufacturing process development and formulation activities that could result in delays in clinical trials, regulatory submissions, regulatory approvals, and commercialization of its product, or cause negative financial and competitive consequences.

THE VALIDITY OF PATENTS COVERING PHARMACEUTICAL AND BIOTECHNOLOGICAL INVENTIONS AND THE SCOPE OF CLAIMS MADE UNDER SUCH PATENTS IS UNCERTAIN; FAILURE TO SECURE NECESSARY PATENTS COULD IMPAIR BIO BALANCE'S ABILITY TO PRODUCE AND MARKET ITS PRODUCTS. There is no consistent policy regarding the breadth of claims allowed in specialty Pharma/Medical Foods patents. In addition, patents may have been granted, or may be granted, to others covering products or processes Bio Balance needs for developing its product. If Bio Balance's product or processes infringe upon the patents, or otherwise impermissibly utilize the intellectual property of others, Bio Balance might be unable to develop, manufacture, or sell its product. In such event, Bio Balance may be required to obtain licenses from third parties. Bio Balance cannot be sure that it will be able to obtain such licenses on acceptable terms, or at all.

BIO BALANCE HAS NO EXPERIENCE IN SALES AND MARKETING; FAILURE TO ASSEMBLE OR CONTRACT WITH AN ADEQUATE SALES ORGANIZATION COULD RESULT IN A LACK OF FUTURE REVENUES. Bio Balance has no experience in pharmaceutical marketing, or distribution. To market any of its products directly, Bio Balance would have to develop a substantial marketing and sales force. Alternatively, Bio Balance may, for certain products, attempt to obtain the assistance of companies with established distributions systems and direct sales forces. Bio Balance does not know if it will be able to establish sales and distribution capabilities or if it will be able to enter into licensing or other agreements with established companies to sell its product.

BIO BALANCE OWNS NO MANUFACTURING FACILITIES AND WILL BE DEPENDENT ON THIRD
PARTIES TO MAKE ITS PRODUCT.   Bio Balance owns no manufacturing facilities or
equipment, and employs no manufacturing personnel. Bio Balance expects to use third parties to manufacture certain of its products on a contract basis. Bio Balance may not be able to obtain contract-manufacturing services on reasonable terms or at all. If Bio Balance is not able to contract manufacturing services, it will not be able to make its products.

BIO BALANCE HAS NOT ESTABLISHED THE SAFETY OR EFFICACY OF ITS INITIAL PRODUCT AS A MEDICAL FOOD AND IT MAY NOT OBTAIN REGULATORY APPROVAL FOR ITS PRODUCT ON A TIMELY BASIS, OR AT ALL. Bio Balance's activities are subject to extensive regulation by the FDA and health authorities in foreign countries. Self-determination of GRAS status is required before use of the ingredient in PROBACTRIXTM in a medical food product, and Bio Balance must confirm that PROBACTRIXTM meets the definitional requirements for a medical food. Bio Balance has not yet established GRAS status of its initial product, or its status as a medical food. Establishing GRAS status and obtaining regulatory authorization involves, among other things, lengthy and detailed laboratory and clinical testing, manufacturing validation, and other complex procedures. The approval process is costly, time-consuming, and subject to unexpected delays. The time frame for approval will depend on, among other things, whether Bio Balance's product is determined to contain GRAS ingredients and meet the definitional requirements of a medical food (Bio Balance expects the time for establishing medical food status to be approximately 12 - 18 months), including testing phases. Bio Balance cannot assure that it will establish GRAS status for its product ingredients or medical food status, or that it will apply for drug regulatory approval. Any failure to obtain, or any material delay in obtaining, GRAS or medical food status would materially and adversely affect Bio Balance's ability to generate product sales. Even if Bio Balance obtains GRAS status for ingredients and determines that PROBACTRIXTM meets the requirements of a medical food, it may not have enough statistically significant data to come to market. Also, a marketed product is subject to continuing regulatory review and later discovery of previously unknown problems with a product or manufacturers, or failure to comply with manufacturing or labeling requirements, may result in restrictions on such product or enforcement action against the manufacturer, including withdrawal of the product from the market.

BIO BALANCE'S PRODUCT MAY BE DENIED MEDICAL FOOD STATUS. Bio Balance's regulatory strategy with its initial product is to establish the product as a medical food and satisfy the applicable GRAS requirement for the marketing of a medical food containing the PROBACTRIXTM ingredient. The advantages of this are that it is a relatively rapid and relatively inexpensive way to reach the market. A "medical food" is defined as a food which is formulated to be consumed or administered under the supervision of a physician and which is intended for the specific dietary management of a disease or condition for which instinctive nutritional requirements, based on recognized scientific principles, are established by medical evaluation. In addition, the medical literature has become critical of the non-physician control of probiotics as these agents are becoming recognized as a class of drugs that have been termed living drugs. Perhaps most importantly, FDA's policies on medical food products have long been in flux and are not the subject of proposed or final regulations. In the future, it is possible that FDA policies in this area could be adopted that would prevent or severely limit Bio Balance's ability to market the PROBACTRIXTM product as a medical food. Overall, there is no guarantee that Bio Balance will satisfy the regulatory requirements applicable to medical foods. This will result in Bio Balance having to obtain clearance as either a dietary supplement or as a drug and will have to enter the new drug regulatory pathway at either Phase I, Phase II or Phase III, which could result in the need to raise large sums of money. In addition, such a determination would result in a significant delay in introduction of the product to the market.

POTENTIAL FAILURE OF PLANNED CLINICAL TRIALS TO PRODUCE STATISTICALLY SIGNIFICANT DATA COULD IMPAIR THE ABILITY TO SUCCESSFULLY MARKET BIO BALANCE'S PRODUCT. Even if Bio Balance is successful in establishing GRAS and medical food status, there still is substantial risk that the extensive clinical trials that Bio Balance is planning will not yield sufficient statistically significant data to make strong marketing claims. This could adversely affect marketing efforts to the medical community, which is traditionally resistant to new treatments even if approved by the FDA unless also supported by statistically significant data before recommending it to patients. This could severely limit Bio Balance's ability to successfully market its product.

POTENTIAL SIDE EFFECTS OF BIO BALANCE'S PRODUCT COULD IMPAIR THE ABILITY TO MARKET THE PRODUCT. Although no side effects of Bio Balance's product have been reported, it is possible that any time during clinical trials or patient usage, side effects may be encountered. If they are common enough or significant enough this could result in Bio Balance's product being withdrawn from the market.

BIO BALANCE'S PRODUCT MAY NOT BE ACCEPTED BY PHYSICIANS, INSURERS, OR PATIENTS. Patients, doctors, and insurers must accept Bio Balance's product as medically useful and cost-effective for Bio Balance to be successful. Market acceptance will require substantial education about the benefits of the product. Bio Balance cannot assure that patients, doctors or insurers will accept its product, even if approved for marketing, on a timely basis. If patients, the medical community, and insurers do not accept Bio Balance's product or acceptance takes longer than anticipated profits would be reduced.

GOVERNMENT AND PRIVATE INSURANCE PLANS MAY NOT PAY FOR BIO BALANCE'S PRODUCT. The success of Bio Balance's product in the United States and other significant markets will depend, in part, upon the extent to which a consumer will be able to obtain reimbursement for the cost of such product from government health administration authorities, third-party payors and other organizations. Bio Balance cannot determine in advance the reimbursement status of newly approved therapeutic products. Even if a product is approved for marketing, Bio Balance cannot be sure that adequate reimbursement will be available. Also, future legislation or regulation, or related announcements or developments, concerning the health care industry or third party or governmental coverage and reimbursement may adversely affect Bio Balance's business. In particular, legislation or regulation limiting consumers' reimbursement rights could have a material adverse effect on Bio Balance's revenues.

BIO BALANCE MAY LOSE ANY TECHNOLOGICAL ADVANTAGE BECAUSE PHARMACEUTICAL RESEARCH TECHNOLOGIES CHANGE RAPIDLY. The pharmaceutical research field is characterized by rapid technological progress and intense competition. As a result, Bio Balance may not realize the expected benefits of our strategy. Businesses, academic institutions, governmental agencies, and other public and private research organizations are conducting research to develop technologies that may compete with those of Bio Balance. It is possible that competitors could acquire or develop technologies that would render Bio Balance's technology obsolete or noncompetitive. Bio Balance cannot be certain that it will be able to access the same technologies at an acceptable price, or at all.

THERE MAY BE PRODUCT LIABILITY LOSSES AND ADVERSE PRODUCT PUBLICITY. Bio Balance, like any other wholesaler, retailer or distributor of products that are designed to be ingested, faces an inherent risk of exposure to product liability claims and negative publicity in the event that the use of its product results in injury. Bio Balance faces the risk that materials used in the manufacture of the final product may be contaminated with substances that may cause sickness or injury to persons who have used the products, or that sickness or injury to persons may occur if the product distributed by Bio Balance is ingested in dosages which exceed the dosage recommended on the product label. In the event that insurance coverage or contractual indemnification is not adequate, product liability claims could have a material adverse effect on Bio Balance. To date, Bio Balance has not obtained any insurance coverage. The successful assertion or settlement of any uninsured claim, a significant number of insured claims, or a claim exceeding any future insurance coverage, could have a material adverse effect on Bio Balance. Additionally, Bio Balance is highly dependent upon consumers' perception of the safety and quality of its product as well as similar products distributed by other companies. Thus, the mere publication of reports and negative publicity asserting that such products may be harmful could have a material adverse effect on Bio Balance, regardless of whether such reports are scientifically supported, regardless of whether the harmful effects would be present at the dosages recommended for such products, and regardless if such adverse effects resulted from failure to consume the product as directed.

INTENSE COMPETITION MAY RESULT IN AN INABILITY TO GENERATE SUFFICIENT REVENUES TO OPERATE PROFITABLY. The pharmaceutical industry is highly competitive. Numerous companies, many of which are significantly larger than Bio Balance, which have greater financial, personnel, distribution and other resources than Bio Balance and may be better able to withstand volatile market conditions, compete with Bio Balance in the development, manufacture and marketing of probiotics for the treatment of IBS. Bio Balance's principal competition comes from domestic and foreign manufacturers and other wholesale distribution companies who have all failed to receive FDA approval or have introduced a product to the market for IBS that was withdrawn and/or subject to restrictive prescribing guidelines as a result of safety concerns. There can be no assurance that national or international companies will not seek to enter, or increase their presence in the industry. In addition, large nationally known companies (such as Bristol-Myers, Squibb, Novartis and GlaxoSmithKline) are in competition with Bio Balance in this industry, since they have already spent millions of dollars to develop treatments for IBS. Increased competition could have a material adverse effect on Bio Balance, as our competitors may have far greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than those of Bio Balance.

BIO BALANCE IS DEPENDENT ON NEW PRODUCTS AND CONTINUED INNOVATION. The pharmaceutical industry in general, including the market for IBS treatments, is characterized by rapid innovation and advances. These advances result in frequent product introductions and short product life cycles, requiring a high level of expenditures for research and development and the timely introduction of new products. Bio Balance believes its ability to grow and succeed is partially dependent upon its ability to introduce new and innovative products into such markets. Bio Balance currently has plans to introduce additional products in its existing markets such as treatment for Travelers' Diarrhea and Crohn's Disease. However, there can be no assurance that Bio Balance will be successful in its plans to introduce additional products to the market.

INTELLECTUAL PROPERTY RIGHTS MAY NOT PROTECT THE BIO BALANCE BUSINESS.   Bio
Balance has adopted an aggressive patent policy on current and future products. It uses a combination of patents, trademarks and trade secrets to protect its proprietary position on PROBACTRIXTM. Bio Balance has filed two Israeli patent applications and one Israeli Patent Cooperation Treaty (PCT) application. In the United States, it has filed applications and been issued one U.S. patent, thirteen divisional patents and one trademark. Foreign counterpart applications have also been filed in Japan, Europe, Korea, Canada, Australia, Mexico, Brazil, Poland and New Zealand.

There can be no assurance that Bio Balance's pending or future applications will result in issued patents and trademarks, or that, if issued, Bio Balance's applications will be upheld if challenged. Further, even if granted, there can be no assurance that these patents and trademarks will provide Bio Balance with any protection from competitors, or, that if they do provide any meaningful level of protection, that Bio Balance will have the financial resources necessary to enforce its patent and trademark rights. In addition, there can be no assurance that others will not independently develop technologies similar to Bio Balance's pending patents and trademarks, or design around the pending patents. If others are able to design around the patents, Bio Balance's results of operations could be materially adversely affected. Further, Bio Balance will have very limited, if any, protection of its proprietary rights in those jurisdictions where it has not effected any filings or where it fails to obtain protection through its filings.

There can be no assurance that third parties will not assert intellectual property infringement claims against Bio Balance in the future with respect to current or future products. Bio Balance is responsible for defending against charges of infringement of third party intellectual property rights by Bio Balance's actions and products and such assertion may require Bio Balance to refrain from the sale of its product, enter into royalty arrangements or undertake costly litigation. Further, challenges may be instituted by third parties as to the validity, enforceability and infringement of Bio Balance's patents.

Bio Balance's adherence to industry standards with respect to its product limits Bio Balance's opportunities to provide proprietary features which may be protected. In addition, the laws of various countries in which Bio Balance's product may be sold may not protect Bio Balance's product and intellectual property rights to the same extent as the laws of the United States. As a consequence, Bio Balance requires all of its personnel to execute confidentiality agreements and assignment of intellectual property agreements in favor of Bio Balance.

NEW YORK HEALTH CARE AND BIO BALANCE MAY NOT ACHIEVE ANY BENEFITS FROM THEIR JANUARY 2003 BUSINESS COMBINATION, IN WHICH CASE IT COULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMBINED COMPANY'S BUSINESS, FINANCIAL CONDITION AND
OPERATING RESULTS.   New York Health Care must overcome significant issues in
order to realize any benefits or synergies from the merger transaction, including the timely, efficient and successful execution of a number of post-transaction events. Key events include:

o Managing the disparate operations of two companies who are doing business in very different sectors of the health care market;

o    Retaining, recruiting, and assimilating key personnel for each company;

o Obtaining additional financing that is needed to fund Bio Balance's regulatory compliance, product development, manufacturing and marketing activities; and

o Maintaining good working relationships between the two different managements of New York Health Care and Bio Balance, as well as uniform standards, controls, procedures and policies.

The execution of these tasks will involve considerable risks and may not be successful. These risks include:

o The potential disruption of the combined companies' ongoing business and distraction of their respective managements;

o Unanticipated expenses related to regulatory compliance, product development, manufacturing and marketing;

o The impairment of relationships with employees and customers as a result of any integration of new management personnel; and

o    Potential unknown liabilities associated with the Bio Balance business.

The combined companies may not succeed in addressing these risks or any other problems encountered in connection with the transaction. There can be no assurance that New York Health Care or Bio Balance will realize any of the anticipated benefits of the transaction. If New York Health Care and Bio Balance are unable to adequately address any of the risks relating to integration of the companies, the combined companies may be required to substantially alter, or possibly divest, the operations of either New York Health Care or Bio Balance.

HOME HEALTH CARE BUSINESS

NEW YORK HEALTH CARE'S INDIRECT DEPENDENCY UPON REIMBURSEMENT BY THIRD-PARTY PAYORS; HEALTH CARE REFORM COULD REDUCE REVENUES. More than 90% of the revenues of New York Health Care are paid by Certified Home Health Agencies and Long-Term Home Health Care Programs, as well as other clients who receive their payments from "third-party payors," such as private insurance companies, self-insured employers, HMOs and governmental payors under the Medicare and Medicaid programs. The levels of revenues and profitability of New York Health Care, like those of other home health care companies, are affected by the continuing efforts of third-party payors to contain or reduce the costs of health care by lowering reimbursement or payment rates, increasing case management review of services and negotiating reduced contract pricing. Because home care is generally less costly to third-party payors than hospital-based care, home nursing and home care providers have benefited from cost containment initiatives aimed at reducing the costs of medical care. However, as expenditures in the home health care market continue to grow, cost containment initiatives aimed at reducing the costs of delivering services at non-hospital sites are likely to increase. A significant reduction in coverage or payment rates of public or private third-party payors would reduce New York Health Care's revenues and profit margins. While New York Health Care is not aware of any substantive changes in the Medicare or Medicaid reimbursement systems for home health care which are about to be implemented, revised budget plans of New York State or the Federal Government could result in limitation or reduction in the reimbursement of home care costs and in the imposition of limitations on the provision of services which will be reimbursed. Moreover, third party payors, particularly private insurance companies, may negotiate fee discounts and reimbursement caps for services, which New York Health Care will provide.

SLOW PAYMENTS AND POSSIBLE BAD DEBTS MAY CAUSE WORKING CAPITAL SHORTAGES AND OPERATING LOSSES. New York Health Care generally collects payments from its contractors within one to three months after services are rendered, but pays its obligations on a current basis. This timing delay may cause working capital shortages from time to time. New York Health Care has a secured line of credit, which is available to cover these periodic shortages. Borrowings or other methods of financing may not be available when needed or, if available, may not be on terms acceptable to New York Health Care. Although New York Health Care has established a bad debt reserve for uncollectible accounts, any significant increase in bad debts would damage profitability.

PROFESSIONAL LIABILITY INSURANCE MAY BECOME INADEQUATE, UNAVAILABLE OR TOO COSTLY. The administration of home care and the provision of nursing services entails certain liability risks. New York Health Care maintains professional liability insurance coverage with limits of $1,000,000 per claim and $3,000,000 annual aggregate, with an umbrella policy providing an additional $5,000,000 of coverage. Although New York Health Care believes the insurance it maintains is sufficient for its present operations, professional liability insurance is increasingly expensive and sometimes difficult to obtain. A successful claim against New York Health Care in excess of, or not covered by, New York Health Care's insurance could damage New York Health Care's business and financial condition. Claims against New York Health Care, regardless of their merit or eventual outcome, could also damage New York Health Care's reputation and business.

CHANGES IN STATE AND FEDERAL REGULATION COULD INCREASE COSTS AND REDUCE
REVENUES.   New York Health Care's operations are subject to substantial regulation at the state level and also under the federal Medicare and Medicaid laws. In particular, New York Health Care is subject to state laws governing home care, nursing services, health planning and professional ethics, as well as state and federal laws regarding fraud and abuse in government funded health programs. Changes in the law or new interpretations for existing laws can increase the relative costs of doing business and reduce the amount of reimbursement by government and private third-party payors. If any person should become the owner or holder, or acquire control of or the right to vote ten (10%) percent or more of the issued and outstanding Common Stock of New York Health Care, that person could not exercise control of New York Health Care until an application for approval of such ownership, control or holding has been submitted to and approved by the New York State Public Health Council. In the event such an application is not approved, such owner or holder may be required to reduce their ownership or holding to less than 10% of New York Health Care's issued and outstanding Common Stock. Although New York Health Care has not experienced any difficulties to date complying with applicable laws, rules or regulations, the failure of New York Health Care to obtain, renew or maintain any required regulatory approvals or licenses would seriously damage New York Health Care and could prevent it from offering its existing services to patients or from further expansion.

Pending legislation in both the States of New York and New Jersey could substantially impact the conduct of New York Health Care's home health care business and potentially adversely affect the cost of operations and the available reimbursement. Under the pending legislation in New Jersey, home health care aides would be required to register with various State-funded home care counsels, the home care counsels would have the ability to employee home health care aides and provide referrals to consumers seeking the services of home health care aides and the state would assess and collect fees from home health care agencies to pay the costs of operating the home care counsels and would fix minimum wages for home health care aides as well as caps on permissible administrative expenses. Under the pending legislation in New York, certain reporting requirements would be imposed as well as caps on permissible administrative expenses. If the pending legislation is passed in its current form, New York Health Care's cost of operations would likely increase for operations in both New York and New Jersey, and it is possible that New York Health Care would be rendered unable to conduct its home health care operations in New Jersey on a profitable basis.

INTENSE COMPETITION COULD RESULT IN LOSS OF CLIENTS, LOSS OF PERSONNEL, REDUCED REVENUES AND INABILITY TO OPERATE PROFITABLY. The home health care industry is marked by low entry costs and is highly fragmented and competitive. New York Health Care competes for personnel with hospitals and nursing homes, and competes for both personnel and business with other companies that provide home health care services, most of which are larger and more established companies with significantly greater resources and access to capital and greater name recognition than New York Health Care. New York Health Care's largest business competitors include Gentiva Health Services, Premiere Health Services, National Home Health Care, Patient Care, Inc., and Personal Touch Home Care Services, Inc. New York Health Care also competes with many other small temporary medical staffing agencies. Competition for qualified paraprofessional personnel in the New York Metropolitan area is intense. New York Health Care believes that, given the increasing level of demand for nursing services, significant additional competition can be expected to develop in the future.

DEPENDENCE ON MAJOR CUSTOMERS AND REFERRAL SOURCES MAY RESULT IN SUBSTANTIAL DECLINES IN REVENUES IF CUSTOMERS ARE LOST. The development and growth of New York Health Care's home care and nursing businesses depends to a significant extent on its ability to establish close working relationships with hospitals, clinics, nursing homes, physician groups, HMO's, governmental health care agencies and other health care providers. Many of New York Health Care's contractual arrangements with its customers are renewable annually. Existing relationships might not be successfully maintained and additional relationships might not be successfully developed and maintained in existing and future
markets.   New York Health Care's ten largest customers accounted for approximately 84% and 88% of gross revenues during the years ended December 31, 2002 and 2001, respectively. One referral source, New York City Medicaid, was responsible for approximately 47% and 45% of New York Health Care's gross revenues for the years ended December 31, 2002 and 2001, respectively. The loss of or a significant reduction in referrals by these sources, as well as certain other key sources, would hurt New York Health Care's results of operations.

LOSS OF KEY PERSONNEL MAY RESULT IN IMPAIRMENT OF THE ABILITY TO DELIVER SERVICES OR MANAGE OPERATIONS. New York Health Care's success in the home health care business to a large extent depends upon the continued services of Jerry Braun, New York Health Care's President and Chief Executive Officer, and Jacob Rosenberg, New York Health Care's Vice President and Chief Operating Officer. The Bio Balance merger resulted in a change in control, which reduced the percentage of voting shares held by Messrs. Braun and Rosenberg and triggered provisions in their respective employment agreements which provide significant monetary and other benefits to them. Although since the closing of the transaction New York Health Care has employment agreements with Messrs. Braun and Rosenberg expiring in 2009, and it is the sole beneficiary of a $2,000,000 life insurance policy covering Mr. Braun and a $1,000,000 life insurance policy covering Mr. Rosenberg, the loss of the services of either executive officer for any reason, including but not limited to a violation of their employment agreements, would damage New York Health Care. The success of New York Health Care will also depend, in part, upon its ability in the future to attract and retain additional qualified licensed health care, operating, marketing and financial personnel. Competition in the home health care industry for such qualified personnel is often intense and we may not be able to retain or hire the necessary personnel.

INABILITY TO IDENTIFY SUITABLE LOCATIONS OR PERSONNEL OR TO SECURE FINANCING MAY IMPAIR FUTURE GROWTH. New York Health Care's ability to expand its home health care operations depends on a number of factors, including the availability of desirable locations and qualified personnel, the availability of acquisition candidates and the ability of New York Health Care to finance such expansion. The establishment of additional branch offices and any future acquisitions by New York Health Care may involve the use of cash, debt or equity securities, or a combination thereof. New York Health Care may be required to obtain additional financing to achieve such objectives. That financing may not be available, or, if available, may be on unacceptable terms. New York Health Care is not experienced in operating health care businesses unrelated to its current businesses and may be unable to successfully operate any such unrelated health care business.

RISKS RELATING TO OUR COMMON STOCK

POSSIBLE VOLATILITY OF COMMON STOCK MAY RESULT IN LOSSES TO SHAREHOLDERS. The trading price of our common stock has been subject to significant fluctuations and, since the Merger in January 2003, has ranged from as high as $4.59 to as low as $1.85. The price of our common stock is likely to continue to be effected by various factors, including but not limited to the financial results of the Bio Balance merger, variations in quarterly results of operations, announcements of new contracts or services or acquisitions by New York Health Care or its competitors, governmental regulatory action, general trends in the industry and other factors, such as extreme price and volume fluctuations which have been experienced by the securities markets from time to time in recent years.

FAILURE TO SATISFY NASDAQ LISTING STANDARDS COULD RESULT IN REDUCED LIQUIDITY AND LOWER STOCK PRICE. Prior to the offering, our common stock has been listed for trading on the Nasdaq SmallCap Market and the Boston Stock Exchange. In order to qualify for continued listing on the Nasdaq SmallCap Market, we, among other things, must have $2,500,000 of shareholders equity and a minimum bid price of $1.00 per share. If we are unable to satisfy the requirements for quotation on Nasdaq, it is anticipated that our common stock would be quoted in the over-the-counter market National Quotation Bureau ("NQB") "pink sheets" or on the NASD OTC Electronic Bulletin Board. As a result, the liquidity of the common stock could be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of transactions, reduction in security analysts' and news media's coverage and lower prices for our common stock than might otherwise be attained. In addition, if the common stock is delisted from Nasdaq it might be subject to the low-priced security or so-called "penny stock" rules that impose additional sales practice requirements on broker-dealers who sell such securities. For any transaction involving a penny stock the rules require, among other things, the delivery, prior to the transaction, of a disclosure schedule required by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the customer's account.

In the event our common stock subsequently become characterized as a penny stock, the market liquidity for the common stock could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the common stock and, thus, the ability of shareholders to sell their shares in the market.

BIO BALANCE'S BOARD HAS BROAD DISCRETION IN USE OF FUNDS. Although Bio Balance intends to apply funds on hand in the manner described in its filings with the Commission, it has broad discretion within such proposed uses as to the precise allocation of funds, the timing of expenditures and all other aspects of the use thereof. Further, a significant portion of the funds held, and expected to be received, are allocated to working capital, which is a general category that gives management a significant degree of latitude as to expenditure thereof.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus, and they may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission, which is known as "incorporation by reference."

Words such as "may," "anticipate," "estimate," "expects," "projects," "intends," "plans," "believes" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, risks and uncertainties regarding satisfaction of GRAS and medical food requirements, our ability to conduct clinical trials of product candidates and the results of such trials, as well as risks and uncertainties relating to economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on our collaborators and other factors. Please also see the discussion of risks and uncertainties under "Risk Factors."

In light of these assumptions, risks and uncertainties, the results and events discussed in the forward-looking statements contained in this prospectus or in any document incorporated by reference might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference in this prospectus. We are not under any obligation, and we expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. All subsequent forward-looking statements attributable to us or to any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                                 USE OF PROCEEDS

We cannot assure you that we will receive any proceeds in connection with shares of common stock offered pursuant to this prospectus. Unless otherwise indicated in the applicable prospectus supplement, we intend to use any net proceeds from the sale of our common stock for operations of Bio Balance and for other general corporate purposes of Bio Balance, including, but not limited to, working capital, intellectual property protection and enforcement, capital expenditures, investments, acquisitions and product research, clinical and safety trials, development and marketing. Pending application of the net proceeds as described above, we may initially invest the net proceeds in short-term, investment-grade, interest-bearing securities or apply them to the reduction of short-term indebtedness.

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

The selling stockholders are the holders of (1) 1,000,000 shares of common stock, (2) warrants to purchase an aggregate of 1,121,452 shares of our common stock, and (3) Class A Convertible Preferred Stock convertible into an aggregate of 393,583 shares of our common stock.

On August 20, 2003, Bio Balance acquired from NexGen Bacterium, Inc. all rights to certain proprietary strains of Bacillus that, in clinical testing, have shown natural anti-inflammatory, anti-bacterial and anti-viral properties. In connection with the acquisition from NexGen, we issued to NexGen 1,000,000 shares of our common stock. Pursuant to the terms of the transaction with NexGen, we agreed to grant to NexGen certain registration rights with respect to the shares issued to NexGen, and NexGen agreed to a "lock-up" pursuant to which NexGen would be prohibited from reselling the shares issued for a period ending on the earlier of (1) 180 days following the effective date of the registration statement, of which this prospectus is a part, or (2) August 20, 2004; provided, however, that the shares may be resold immediately if our common stock trades at a price of $5.00 or greater for ten days in any thirty day period.

In June 2001, Bio Balance issued 200,000 warrants to Emerald Asset Management, Inc. in connection with the performance of consulting services by Yitz Grossman, a founder of Bio Balance and the sole shareholder of Emerald Asset Management. The warrants issued to Emerald Asset Management are exercisable at $1.00 per share for a period of ten years.

In August 2001, Bio Balance issued 200,000 warrants to BMF Engineering in connection with the performance of consulting services for Bio Balance. The 200,000 warrants issued to BMF Engineering are exercisable at $1.50 per share for a period of three years.

In November 2001, Bio Balance issued 33,900 warrants to Joseph Stevens & Company, Inc., and affiliates of Joseph Stevens, in connection with Joseph Stevens' services as placement agent in the private placement of Bio Balance common stock. In January 2002, Bio Balance issued an additional 39,166 warrants to Joseph Stevens and its affiliates also in connection with Joseph Stevens' services as placement agent. The warrants issued to Joseph Stevens and its affiliates are exercisable at $3.00 per share for a period of five years.

In January 2003, we issued 48,386 warrants to Shoreline Pacific LLC, and affiliates of Shoreline Pacific, in connection with Shoreline Pacific's services as placement agent in the private placement of Bio Balance common stock. The warrants issued to Shoreline Pacific and its affiliates are exercisable for a period of five years; 25,528 of the warrants are exercisable at $3.22 per share, 15,653 of the warrants are exercisable at $3.37 per share, and 7,205 of the warrants are exercisable at $3.47 per share.

In April 2003, we issued 500,000 warrants to Corval International, Inc. for financial advisory services. The warrants issued to Corval are exercisable at $2.50 per share for a period of one year.

In September 2003, we issued an additional 80,000 warrants to BMF Engineering in connection with the performance of additional consulting services for Bio Balance. The 80,000 warrants issued to BMF Engineering are exercisable at $3.69 per share for a period of five years.

In September 2003, we issued 20,000 warrants to R. Jerry Falkner in connection with the performance of financial public relations consulting services for Bio Balance. The 20,000 warrants issued to Mr. Falkner are exercisable at $3.69 per share for a period of five years.

In August 1998, we issued 480,000 shares of our Class A Convertible Preferred stock to Heart to Heart Care Services, Inc. in exchange for forgiveness of $600,000 in principal amount of a promissory note owed to Heart to Heart. In July 1999, we issued an additional 110,375 shares of Class A Convertible Preferred Stock to Heart to Heart in exchange for forgiveness of an additional $100,000 in principal amount of a promissory note owed to Heart to Heart. Each share of Class A Convertible Preferred stock is convertible into two-thirds of a share of common stock (an aggregate of 393,583 shares of common stock). The principal owners of Heart to Heart, and the beneficial owners of the Class A Convertible Preferred stock, are Jerry Braun, Jacob Rosenberg, Samson Soroka, Hirsch Chitrik and Sid Borenstein. Messrs. Braun and Rosenberg are officers and directors of New York Health Care. Messrs. Soroka, Chitrik and Borenstein were officers and/or directors of New York Health Care at the time of the issuance of the Class A Convertible Preferred Stock but no longer serve in those capacities.

The shares of common stock covered by this prospectus include shares being registered so that the selling stockholders described above may offer the shares of common stock held or underlying the warrants or Class A Convertible Preferred Stock for resale from time to time. See "Plan of Distribution." Except as described above, none of the selling stockholders has had a material relationship with us within the past three years, other than as a result of the ownership of the above referenced securities and the common stock issuable pursuant to the conversion or exercise of convertible securities.

The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of September 3, 2003, including shares underlying warrants and Class A Convertible Preferred stock, the number of shares of common stock offered by each selling shareholder and the number of shares of common stock owned beneficially by each of the selling stockholders following the offering.

The information included below is based upon information provided by the selling stockholders. Because the selling stockholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling stockholders after such offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this Prospectus will be sold.

                                Shares of Common Stock                     Shares of Common Stock
                               Beneficially Owned Before                  Beneficially Owned After
      Name of Selling                Offering (1)       Number of Shares        Offering (2)
        Stockholder             ----------------------   of Common Stock   ----------------------
                                 Number    Percent (3)  Being Offered (2)   Number    Percent (3)
------------------------------  ---------  -----------  -----------------  ---------  -----------
NexGen Bacterium, Inc.          1,000,000         4.0%          1,000,000          0           *

Corval International, Inc. (4)    500,000         2.0%            500,000          0           *

Emerald Asset Mgmt (4)(5)         200,000           *             200,000          0           *

BMF Engineering (4)               320,000         1.27%           280,000     40,000           *

Jerry Braun (6)(7)              1,367,083         5.30%           147,594  1,219,489         4.73%

Hirsch Chitrik (6)(8)             399,416         1.6%             78,716    320,700         1.28%

Jacob Rosenberg (6)(9)            930,464         3.62%            73,797    856,667         3.34%

Samson Soroka (6)(10)             363,339         1.45%            73,797    289,542         1.16%

Joseph Stevens & Co (4)            38,291           *              38,291          0           *

Kathleen Datys (4)                 28,495           *              28,495          0           *

Sid Borenstein (6)(11)             49,145           *              19,679     29,466           *

R. Jerry Falkner(4)                20,000           *              20,000          0           *

Harlan Kleiman (4)                 15,888           *              15,888          0           *

Greg Murphy (4)                    15,528           *              15,528          0           *

Elite Capital Funding (4)           5,944           *               5,944          0           *

Richard Cardinale (4)               3,400           *               3,400          0           *

Paul Graham (4)                     2,565           *               2,565          0           *

Vida Harband (4)                    2,000           *               2,000          0           *

Kate Winkler (4)                    2,000           *               2,000          0           *

Marie Jorajuria (4)                 2,000           *               2,000          0           *

David Maltese (4)                   1,570           *               1,570          0           *

Michael Dimitri (4)                 1,310           *               1,310          0           *

Investing in Industry Inc. (4)      1,261           *               1,261          0           *

Jane Clifford (4)                   1,200           *               1,200          0           *


*     Less than 1%.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite that person's name.

(2) We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders might not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(3) Applicable percentage ownership is based on 24,938,976 shares of common stock outstanding as of October 8, 2003, plus any common stock equivalent or convertible securities held or shares beneficially owned by each such holder.

(4) All shares indicated as offered hereby are shares underlying warrants held by the selling stockholder.

(5) Yitz Grossman may be deemed to be the beneficial owner of all shares held by Emerald Asset Management.

(6) All shares indicated as offered hereby are shares issuable upon conversion of Series A Convertible Preferred Stock held by the selling stockholder.

(7) Shares indicated as beneficially owned by Mr. Braun include 500,322 shares of common stock, 719,167 shares of common stock issuable upon exercise of outstanding options and 147,594 shares of common stock issuable upon conversion of outstanding Class A Convertible Preferred stock.

(8) Shares indicated as beneficially owned by Mr. Chitrik include 320,700 shares of common stock and 78,716 shares of common stock issuable upon conversion of outstanding Class A Convertible Preferred stock. Mr. Chitrik disclaims beneficial ownership of 66,666 shares of common stock held as Trustee of a Charitable Family Trust.

(9) Shares indicated as beneficially owned by Mr. Rosenberg include 200,000 shares of common stock, 656,667 shares of common stock issuable upon exercise of outstanding options and 73,797 shares of common stock issuable upon conversion of outstanding Class A Convertible Preferred stock.

(10) Shares indicated as beneficially owned by Mr. Soroka include 289,542 shares of common stock and 73,797 shares of common stock issuable upon conversion of outstanding Class A Convertible Preferred stock.

(12) Shares indicated as beneficially owned by Mr. Borenstein include 29,466 shares of common stock and 19,679 shares of common stock issuable upon conversion of outstanding Class A Convertible Preferred stock.

                              PLAN OF DISTRIBUTION

We, and the selling stockholders, may offer the common stock from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods. We, and the selling stockholders, may sell the common stock (1) through underwriters or dealers, (2) through agents, and/or
(3) directly to one or more purchasers, or through a combination of such methods. We, and the selling stockholders, may distribute the common stock from time to time in one or more transactions at:

     -     a fixed price or prices, which may be changed;

     -     prices related to the prevailing market prices; or

     -     negotiated prices.

We, and the selling stockholders, may directly solicit offers to purchase the common stock being offered by this prospectus. We, and the selling stockholders, may also designate agents to solicit offers to purchase the common stock from time to time. We will name in a prospectus supplement any underwriter or agent involved in the offer or sale of our common stock.

If we, or the selling stockholders, utilize a dealer in the sale of the common stock being offered by this prospectus, common stock will be sold to the dealer, as principal. The dealer may then resell the common stock to the public at varying prices to be determined by the dealer at the time of resale.

If we, or the selling stockholders, utilize an underwriter in the sale of the common stock being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale, and we will provide the name of any underwriter in the prospectus supplement which the underwriter will use to make resales of the common stock to the public. In connection with the sale of the common stock, we or the selling stockholders may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the common stock to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

With respect to underwritten public offerings, negotiated transactions and block trades, we will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the common stock, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any discounts and commissions received by them and any profit realized by them on resale of the common stock may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

Shares of our common stock sold pursuant to the registration statement of which this prospectus is a part will be authorized for quotation and trading on the Nasdaq SmallCap Market. To facilitate the offering of the common stock, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. This may include over-allotments or short sales of the common stock, which involve the sale by persons participating in the offering of more shares of common stock than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the common stock by bidding for or purchasing the common stock in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if the shares of common stock sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

The underwriters, dealers and agents may engage in other transactions with us, or perform other services for us, in the ordinary course of their business.

                                  LEGAL MATTERS

Scheichet & Davis, P.C., New York, New York, will pass upon the validity of the issuance of the common stock offered by this prospectus. William J. Davis, a member of Scheichet & Davis, P.C., is the beneficial owner of 1,333 shares of the Company's common stock.

                                     EXPERTS

The financial statements incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Weiser LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Bio Balance as of and for the period May 21, 2001 (inception) through December 31, 2001, as of and for the period May 21, 2001 (inception) through December 31, 2002, and as of and for the year ended December 31, 2002, and filed with the Company's Form 8-K/A dated January 2, 2003 (filed March 17, 2003), which financial statements are incorporated herein by reference, have been audited by Holtz Rubenstein & Co., LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at Judiciary Plaza, 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's Web site at http://www.sec.gov. Our common stock is listed on the Nasdaq SmallCap Market, and you can read and inspect our filings at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the Registration Statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a Registration Statement on Form S-3 under the Securities Act of 1933, as amended, with the SEC with respect to the common stock being offered pursuant to this prospectus. This prospectus omits certain information contained in the Registration Statement, as permitted by the SEC. You should refer to the Registration Statement, including the exhibits, for further information about us and the common stock being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the Registration Statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the Registration Statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed above in "Where to Find More Information." The documents we are incorporating by reference are:

     (a)  Our Annual Report on Form 10-K for the year ended December 31, 2002;

     (b)  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
          2003;

     (c)  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003;

     (d) Our Current Report on Form 8-K/A dated January 2, 2003 (filed on March 17, 2003);

     (e)  Our Current Report on Form 8-K dated May 15, 2003 (filed on May 23,
          2003);

     (f) Our Current Report on Form 8-K dated August 18, 2003 (filed on August 21, 2003);

     (g) Our Current Report on Form 8-K dated August 20, 2003 (filed on August 27, 2003);

     (h) The description of our common stock contained in our registration statement on Form SB-2 (SEC file 333-08155) filed on December 9, 1996, including any amendment or report filed for the purpose of updating such description;

     (g) All other reports filed by the Company pursuant to the Exchange Act since December 31, 2002.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of these documents, which will be provided to you at no cost, by contacting: Secretary, New York Health Care, Inc., 1850 McDonald Avenue, Brooklyn, NY 11223. Our telephone number is (718) 375-6700.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of the various expenses, all of which we will pay, in connection with the issuance and distribution of the common stock being registered. All of the amounts shown are estimated except the SEC Registration Fee.

              SEC Registration Fees                  $ 2,986.69

              Legal Fees and Expenses                 25,000.00

              Printing and Engraving                   5,000.00

              Accounting Fees                         10,000.00

              Miscellaneous                            2,013.31
                                                     ----------

                   Total                             $45,000.00
                                                     ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article Third of the Certificate of Incorporation of New York Health Care, Inc. (the "Registrant") provides with respect to the indemnification of directors and officers, among other things, that (a) the Registrant may, to the fullest extent permitted by Sections 721 through 726 of the New York Business Corporation Law, as amended, indemnify all persons whom it may indemnify pursuant thereto, (b) a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for certain transactions or events as set forth in such Article Third, (c) each person who was or is made a party, or is threatened to be made a party, to or is involved in any action, suit or proceeding, by reason of the fact that he or she is or was a director or officer of the Registrant, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the New York Business Corporation Law, against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith and (d) the right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in such Article Third shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, by-law, agreement, vote of stockholders and disinterested directors or otherwise.

ITEM 16. EXHIBITS

The following is a list of the Exhibits which comprise a part of the Registration Statement:

Exhibit Number               Description of Exhibit
--------------               ----------------------

     3.1        Certificate of Incorporation of the Company (1)

     3.2        Restated Certificate of Incorporation of the Company (1)

     3.3 Certificate of Correction of Restated Certificate of Incorporation of New York Health Care, Inc (1)

     3.4        Amendment to the Certificate of Incorporation filed October 17,
                1996 (1)

     3.5        By-laws of the Company (1)

     3.6 Amendment to the Certificate of Incorporation of the Company filed December 4, 1996 (1)

     3.7 Certificate of Designations, Rights and Preferences of New York Health Care, Inc. Class A Convertible Preferred Stock (2)

     3.8        Form of certificate evidencing shares of Common Stock (1)

     3.9 Amendment to the Certificate of Incorporation of New York Health Care, Inc. filed January 7, 2003 (3)

     4.17       Form of $1.00 Warrant dated June 1, 2001 (Emerald)(4)

     4.18       Form of $1.50 Warrant dated August 31, 2001 (BMF)(4)

     4.19 Form of $3.00 Warrant dated November 30, 2001 and January 30, 2002 (Stevens)(4)

     4.20 Form of $3.22, $3.37 and $3.47 Warrants dated January 1, 2003 (Shoreline)(4)

     4.21       Form of $2.50 Warrant dated April 14, 2003 (Corval)(4)

     4.22*      Form of $3.69 Warrant dated September 15, 2003 (BMF & Falkner)

     5.1*       Opinion of Scheichet & Davis, P.C.

     23.1*      Consent of Scheichet & Davis, P.C. (contained in Exhibit 5.1)

     23.2*      Consent of Weiser LLP, Independent Public Accountants

     23.3*      Consent of Holtz Rubenstein & Co., LLP, Independent Public
                Accountants

     24.1       Power of Attorney (included on signature page)(4)

_______________
*    Filed herewith
(1) Incorporated by reference to Exhibits filed as part of the Company's Registration Statement on Form SB-2 under S.E.C. File No. 333-08152, which was declared effective on December 20, 1996.
(2) Incorporated by reference to Exhibits filed as part of the Company's Form 10-QSB report for the quarter ended June 30, 1998.
(3) Incorporated by reference to Exhibits filed as part of the Company Registration Statement on Form S-8 under S.E.C. File No. 333-108692, which became effective on September 11, 2003.

(4) Incorporated by reference to Exhibits filed as part of the Company's Registration Statement on Form S-3 under S.E.C. File No. 333-108761, filed on September 12, 2003.

ITEM 17. UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs
               (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes (1) to use its best efforts to distribute prior to the opening of bids, to prospective bidders, underwriters, and dealers, a reasonable number of copies of a prospectus which at that time meets the requirements of Section 10(a) of the Securities Act, and relating to the securities offered at competitive bidding, as contained in the registration statement, together with any supplements thereto, and (2) to file an amendment to the registration statement reflecting the results of the bidding, the terms of the reoffering and related matters to the extent required by the applicable form, not later than the first use, authorized by the issuer after the opening of bids, of a prospectus relating to the securities offered at competitive bidding, unless no further public offering of such securities by the issuer and no reoffering of such securities by the purchasers is proposed to be made.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)  The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in Brooklyn, New York, on October 9, 2003.

                                   NEW YORK HEALTH CARE, INC.

                                   By:  /s/  Jerry Braun
                                   Jerry Braun, President and CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE                                  TITLE                         DATE
/s/ Jerry Braun          President, Chief Executive Officer and     October 9, 2003
-----------------------  Director (Principal Executive Officer)
Jerry Braun

/s/ Jacob Rosenberg      Vice President, Chief Operating Officer,   October 9, 2003
-----------------------  Chief Financial and Accounting Officer
Jacob Rosenberg          and Director

/s/ Paul Stark*          Director                                   October 9, 2003
-----------------------
Paul Stark

/s/ H. Gene Berger*      Director                                   October 9, 2003
-----------------------
H. Gene Berger

/s/ Charles J. Pendola*  Director                                   October 9, 2003
-----------------------
Charles J. Pendola

/s/ David C. Katz*       Director                                   October 9, 2003
-----------------------
David C. Katz


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*By  Jacob Rosenberg as attorney-in-fact pursuant to the power of attorney filed with  this  registration  statement  on  September  12,  2003.



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